FOR IMMEDIATE RELEASE
GSE SOLUTIONS ANNOUNCES THIRD QUARTER 2020 FINANCIAL RESULTS

Columbia, MD – November 16, 2020 - GSE Systems, Inc. (“GSE Solutions”, “GSE” or “the Company”) (Nasdaq: GVP),  a leader in delivering and supporting end-to-end training, engineering, compliance, simulation and workforce solutions to the power industry, announced today its financial results for the three months ended September 30, 2020 ("Q3 2020").

Q3 2020 Financial Overview
•	Revenue of $12.9 million, compared to $20 million in Q3 2019
•	Gross profit of $3.3 million, compared to $4.7 million in Q3 2019
•	Net loss of $0.7 million or $(0.03) per basic and diluted share in Q3 2020, compared to a net loss of $1.2 million or $(0.06) per basic and diluted share in Q3 2019
•	Adjusted net loss[1] of $1.0 million or $(0.05) adjusted loss per share in Q3 2020, compared to adjusted net income of $0.6 million or $0.03 adjusted earnings per share in Q3 2019
•	Adjusted EBITDA[1] of $(0.6) million in Q3 2020, compared to $1.4 million in Q3 2019
•	Cash flow provided by operations of $1.6 million during the nine months ended September 30, 2020, compared to cash used during the nine months ended September 30, 2019 of $0.3 million
•	New orders of $10.9 million during Q3 2020, compared to new orders of $19.0 million in Q3 2019
•	•Repaid $9.9 million of outstanding long-term debt obligations during Q3 2020

At September 30, 2020
•	Cash and cash equivalents of $7.7 million
•	Total indebtedness of $13.6 million
•	Working capital totaled $2.4 million and current ratio of 1.1x
•	Backlog of $44.6 million

1 Refer to the non-GAAP reconciliation tables at the end of this press release for a definition of "EBITDA", “adjusted EBITDA” and “adjusted net income”.

Kyle J. Loudermilk, GSE’s President and Chief Executive Officer, said, “In the third quarter of 2020, industrywide RFP delays and project suspensions due to the COVID-19 pandemic continued to dampen our financial results. In this challenging environment, we remained focused on cost containment and debt repayment, while positioning GSE for success as industry demand for our services returns to normalized levels. Of note, during the quarter we repaid nearly $10 million of long-term debt and strengthened our leadership team with the appointment of Brian Greene as Vice President of our NITC business.  Brian’s proven track record in staffing spans 15+ years and he already has reenergized our NITC group. Finally, our Performance segment continues to win a steady flow of fundamental engineering and simulation projects, and we remained focused on organic growth opportunities through cross selling and upselling GSE’s full range of products and services. Our services are essential to the nuclear industry, which plays a critical role in the decarbonization of energy.”

Q3 2020 FINANCIAL RESULTS

Q3 2020 revenue of $12.9 million, a decrease of $7.1 million, from $20 million in Q3 2019.

	Three months ended		Nine months ended
(in thousands)	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Revenue:
Performance	$7,257	$11,417	$25,240	$36,617
NITC	5,665	8,614	19,727	29,066
Total revenue	$12,922	$20,031	$44,967	$65,683

Performance revenue decreased to $7.3 million in Q3 2020, from $11.4 million in Q3 2019. The decrease was mainly due to delays in beginning new contracts, a reduction of DP Engineering revenue due to a customer incident in the prior year and major project completions in the third quarter of 2019. We recorded total Performance orders of $9.3 million and $10.7 million for Q3 2020 and Q3 2019, respectively.

NITC revenue decreased to $5.7 million in Q3 2020 from $8.6 million in Q3 2019. The decrease in revenue was largely due to lower staffing needs during the quarter, due primarily to the COVID-19 pandemic, contributing to lower demand for staff augmentation. NITC orders were $1.6 million and $8.3 million for Q3 2020 and Q3 2019, respectively.

Q3 2020 gross profit was $3.3 million or 25.7% of revenue, compared to $4.7 million or 23.3% of revenue, in Q3 2019.

	Three months ended				Nine months ended
	September 30, 2020		September 30, 2019		September 30, 2020		September 30, 2019
(in thousands)	$	%	$	%	$	%	$	%
Gross profit:
Performance	$2,482	34.2%	$3,548	31.1%	$8,240	32.6%	$11,787	32.2%
NITC	837	14.8%	1,125	13.1%	2,756	14.0%	3,489	12.0%
Consolidated gross profit	$3,319	25.7%	$4,673	23.3%	$10,996	24.5%	$15,276	23.3%
The decrease in our gross profit of $1.4 million was primarily driven by a decrease in Performance and NITC revenue during the nine months ended September 30, 2020, as well as completion of higher margin projects in our True North and DP Engineering subsidiaries during 2019.

Selling, general and administrative expenses in Q3 2020 totaled $2.9 million or 22.3% of revenue, compared to $3.5 million or 17.3% of revenue, in Q3 2019. The decrease in SG&A during Q3 2020 over Q3 2019 was due primarily to the net gain on legal settlement of $1.0 million in the current year with no similar activity in the prior year; this credit in SG&A is offset by an increase in business development expenses during the current fiscal year for two of our consolidated subsidiaries.

Net loss for Q3 2020 totaled $0.7 million or $(0.03) per basic and diluted share, compared to a net loss of $1.2 million or $(0.06) per basic and diluted share, in Q3 2019.
Adjusted net loss totaled $1.0 million or $(0.05) per diluted share in Q3 2020, compared to adjusted net income of $0.6 million, or $0.03 adjusted net earnings per diluted share, in Q3 2019.

Earnings before interest, taxes, depreciation and amortization ("EBITDA") for Q3 2020 was approximately $0.2 million, compared to $0.4 million in Q3 2019.

Adjusted EBITDA ("AEBITDA") totaled $0.6 million in Q3 2020, compared to $1.4 million in Q3 2019.

BACKLOG AND CASH POSITION
Backlog at September 30, 2020 was $46.6 million, compared to $52.7 million at December 31, 2019. Backlog at September 30, 2020 included $33.2 million of Performance backlog and $11.4 million of NITC backlog. Performance backlog decreased by $4 million primarily due to 2019 backlog that was converted to revenues during 2020 and has only been partially replaced by new orders.

Our cash position was $7.7 million at September 30, 2020, compared to $11.7 million at December 31, 2019. The decrease of $4 million during the nine months ended September 31, 2020 in our cash and cash equivalents was primarily due to payments on long-term debt of $18.5 million, offset by proceeds from the Paycheck Protection Program of $10 million and draws on our revolving line of credit, net of repayments of $3.5 million.

CONFERENCE CALL
Management will host a conference call today at 4:30 pm Eastern Time to discuss Q3 2020 results as well as other matters.

Interested parties may participate in the call by dialing:
•	(877) 407-9753 (Domestic)
•	(201) 493-6739 (International)

The conference call will also be accessible via the following link:
https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/41905/indexl.html

For those who cannot listen to the live broadcast, an online webcast replay will be available www.gses.com or the following link: https://78449.themediaframe.com/dataconf/productusers/gvp/mediaframe/41905/indexl.html.

ABOUT GSE SOLUTIONS
We are the future of operational excellence in the power industry. As a collective group, GSE Solutions leverages top skills, expertise, and technology to provide highly specialized solutions that enable customers to achieve the performance they envision. Our experts deliver and support end-to-end training, engineering, compliance, simulation, and workforce solutions that help the power industry reduce risk and optimize plant operations. GSE is a proven solution provider, with more than four decades of industry experience and more than 1,100 installations serving hundreds of customers in over 50 countries spanning the globe. www.gses.com

FORWARD LOOKING STATEMENTS
We make statements in this press release that are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. These statements reflect our current expectations concerning future events and results. We use words such as “expect,” “intend,” “believe,” “may,” “will,” “should,” “could,” “anticipates,” and similar expressions to identify forward-looking statements, but their absence does not mean a statement is not forward-looking. These statements are not guarantees of our future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to be materially different from those we project. For a full discussion of these risks, uncertainties and factors, we encourage you to read our documents on file with the Securities and Exchange Commission, including those set forth in our periodic reports under the forward-looking statements and risk factors sections. We do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact	The Equity Group Inc.
Kyle Loudermilk	Kalle Ahl, CFA
Chief Executive Officer	(212) 836-9614
GSE Systems, Inc.	kahl@equityny.com
(410) 970-7800

GSE SYSTEMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three months ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Revenue	$12,922	$20,031	$44,967	$65,683
Cost of revenue	9,603	15,358	33,971	50,407
Gross profit	3,319	4,673	10,996	15,276
Operating expenses:
Selling, general and administrative	2,878	3,465	12,548	12,231
Research and development	137	130	526	526
Restructuring charges	185	740	195	742
Loss on impairment	-	-	4,302	5,464
Depreciation	76	107	254	300
Amortization of intangible assets	414	596	1,528	1,804
Total operating expenses	3,690	5,038	19,353	21,067
Operating loss	(371)	(365)	(8,357)	(5,791)

Interest expense, net	(128)	(288)	(556)	(812)
Gain (loss) on derivative instruments, net	31	(61)	35	(69)
Other (expense) income, net	(77)	59	(24)	62
Loss before income taxes	(545)	(655)	(8,902)	(6,610)
Provision for (benefit from) income taxes	116	568	166	(874)
Net loss	$(661)	$(1,223)	$(9,068)	$(5,736)

Net loss per common share - basic and diluted	$(0.03)	$(0.06)	$(0.44)	$(0.29)

Weighted average shares outstanding used to compute net loss per share - basic and diluted	20,563,452	20,007,469	20,438,571	20,021,829

GSE SYSTEMS, INC AND SUBSIDIARIES
Selected Balance Sheet Data
(in thousands)

	(unaudited)	(audited)
	September 30, 2020	December 31, 2019

Cash and cash equivalents	$7,660	$11,691

Current assets	$20,520	$30,778
Noncurrent assets	21,097	27,731
Total assets	$41,617	$58,509

Current liabilities	$18,135	34,434
Noncurrent liabilities	12,047	3,956
Stockholders' equity	11,435	20,119
Total liabilities and stockholders equity	$41,617	$58,509

EBITDA and Adjusted EBITDA Reconciliation (in thousands)

References to “EBITDA” means Net Income (Loss), before taking into account interest income and expense, provision for income taxes, depreciation and amortization. References to Adjusted EBITDA ("AEBITDA") exclude the impact on our net loss due to any impairment of our intangibles, gain from the change in fair value of contingent consideration, restructuring charges, stock-based compensation expense, impact of the change in fair value of derivative instruments, provision for legal settlements and acquisition-related expenses. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes EBITDA and Adjusted EBITDA, in addition to operating profit, net income and other GAAP measures, are useful to investors to evaluate the Company’s results because it excludes certain items that are not directly related to the Company’s core operating performance that may, or could, have a disproportionate positive or negative impact on our results for any particular period. Investors should recognize that EBITDA and AEBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP EBITDA and AEBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation G follows:

	Three months ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net loss	$(661)	$(1,223)	$(9,068)	$(5,736)
Interest expense, net	128	288	556	812
Provision for (benefit from) income taxes	116	568	166	(874)
Depreciation and amortization	579	768	2,030	2,397
EBITDA	162	401	(6,316)	(3,401)
Gain on legal settlement, net	(952)	-	(91)	-
Loss on impairment	-	-	4,302	5,464
Impact of the change in contingent consideration	-	-	-	(1,200)
Restructuring charges	185	740	195	742
Stock-based compensation expense	33	114	357	1,150
(Gain) loss on derivative instruments	(31)	61	(35)	69
Acquisition-related expenses	3	116	191	744
Adjusted EBITDA	$(600)	$1,432	$(1,397)	3,568

Adjusted Net (Loss) Income and Adjusted EPS Reconciliation (in thousands, except per share amounts)

References to Adjusted Net (Loss) Income exclude the impact of gain from the change in fair value of contingent consideration, loss on impairment of our intangibles, restructuring charges, stock-based compensation expense, change in fair value of derivative instruments, acquisition-related expense, acquisition-related legal settlement, amortization of intangible assets and the income tax expense impact of any such adjustments. Adjusted Net Income and adjusted earnings per share (adjusted EPS) are not measures of financial performance under generally accepted accounting principles (GAAP). Management believes adjusted net income and adjusted EPS, in addition to other GAAP measures, are useful to investors to evaluate the Company’s results because they exclude certain items that are not directly related to the Company’s core operating performance and non-cash items that may, or could, have a disproportionate positive or negative impact on our results for any particular period.  These measures should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of non-GAAP adjusted net income and adjusted EPS to GAAP net income, the most directly comparable GAAP financial measure, is as follows:

(in thousands)	Three months ended		Nine months ended
	September 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Net loss	$(661)	$(1,223)	$(9,068)	(5,736)
Gain on legal settlement, net	(952)	-	(91)	-
Loss on impairment	-	-	4,302	5,464
Impact of the change in fair value of contingent consideration	-	-	-	(1,200)
Restructuring charges	185	740	195	742
Stock-based compensation expense	33	114	357	1,150
(Gain) loss on derivative instruments, net	(31)	61	(35)	69
Acquisition-related expense	3	116	191	744
Amortization of intangible assets	414	596	1,528	1,804
Income tax expense impact of adjustments	-	186	-	(1,761)
Adjusted net (loss) income	$(1,009)	$590	$(2,621)	1,276

Adjusted (loss) earnings per common share – diluted	$(0.05)	$0.03	$(0.13)	0.06

Weighted average shares outstanding - diluted(1)	20,563,452	20,586,145	20,438,571	20,418,960

(1) During the three and nine months ended September 30, 2020, we reported a GAAP net loss and an adjusted net loss. Accordingly there were 66,261 and 12,172 dilutive shares from RSUs excluded from the adjusted net loss per common share.

(1) During the three and nine months ended September 30, 2019, we reported a GAAP net loss and an adjusted net income. Accordingly there were 578,676 and 397,131 dilutive shares from RSUs included in the adjusted earnings per share calculation that were considered anti-dilutive when calculating the net loss per share.